Exhibit 99.1

Clever Leaves Reports Fourth Quarter and Full Year 2020 Results

- Q4 and Full Year 2020 Revenue Increases 28% and 55%, Respectively -

- Continued Growth in Commercial Partnerships and Global Distribution Network Provides Operational Momentum for 2021 -

NEW YORK, N.Y., March 30, 2021 – Clever Leaves Holdings Inc. (Nasdaq: CLVR) (“Clever Leaves” or the “Company”) today reported financial and operating results for the fourth quarter and full year ended December 31, 2020. All financial information is provided in US dollars unless otherwise indicated.

Fourth Quarter 2020 Highlights vs. Same Year-Ago Quarter

●	Revenue increased 28% to $3.3 million compared to $2.6 million.

●	All-in cost per gram of dry flower improved to $0.15 per gram compared to $0.22 per gram.

●	Gross profit increased 52% to $2.3 million compared to $1.5 million.

●	Net loss improved to $11.6 million compared to $18.3 million.

●	Adjusted EBITDA (a non-GAAP financial measure defined and reconciled below) improved to $(6.3) million compared to $(15.9) million.

Full Year 2020 Highlights vs. Full Year 2019

●	Revenue increased 55% to $12.1 million compared to $7.8 million.

●	All-in cost per gram of dry flower improved to $0.14 compared to $0.21.

●	Gross profit increased significantly to $7.4 million compared to $3.1 million.

●	Net loss improved to $36.7 million compared to $46.0 million.

●	Adjusted EBITDA (a non-GAAP financial measure defined and reconciled below) improved to $(23.3) million compared to $(33.5) million.

“We ended 2020 in a position of strength as we continued to develop our commercial partnerships, grow our international distribution network, and establish Clever Leaves within a new category of the growing cannabis industry: that of the multi-national operator,” said Kyle Detwiler, CEO of Clever Leaves. “During the fourth quarter, we meaningfully expanded sales contributions from our cannabinoid segment, allowing us to generate strong revenue growth. COVID-19 had very significant impact in the earlier part of the year but towards the end of the year, we began to recover from pandemic-related impacts on retail foot traffic in the United States and supply chain processes globally.

“As we build our global platform, we are proud to have achieved significant cost efficiencies and important regulatory certifications. Our 2020 all-in cost of dry flower was $0.14 per gram, highlighting the geographic and strategic advantages of our Colombian cultivation environment. In addition, our pharmaceutical grade extraction facility in Colombia became the first in Latin America to receive the coveted European Union Good Manufacturing Practices (EU GMP) certification. Coupled with the significant THC quota that we received from the Colombian government, and our status as one of the few licensed cultivators in Portugal, we have built a comprehensive foundation that we believe we can continue to leverage and enhance if and when cannabis legalization expands internationally or in the US.

“We believe we are well-positioned to expand our footprint and growth potential even further as we develop Portugal into our European cornerstone cultivation site. By increasing our global cultivation capacity, we believe we can both improve our ability to serve our current markets and capitalize on the long-term opportunity to supply flower to the international markets that are operating under cultivation constraints. Our ability to penetrate these markets has been aided by the multiple long-term partnerships we have signed over the past six months, including our most recent supply agreement with Ethypharm, a specialty pharmaceutical company, in Germany.

“Although most of our strategic progress will be gradual, we believe that our focus on quality and deep global partnerships grant us a significant runway for long-term growth. As regulatory standards evolve across our markets, our teams will continue to take the time and precautions needed to align our processes with these mandates. In addition, we plan to remain highly attentive to the developments of the COVID-19 pandemic and the related recovery within our markets and global supply chains. We made progress on our strategy throughout 2020 and our early days as a public company. However, our work is far from finished, and our goal is to remain focused on our financial and operational momentum through 2021 and beyond.”

Fourth Quarter 2020 Financial Results

Revenue in the fourth quarter of 2020 increased 28% to $3.3 million compared to $2.6 million for the same period in 2019. The increase was primarily driven by cannabinoid sales contributions, which have continued to expand as the Company pursues global business development opportunities and enters new markets. This growth was also supported by sales strength within the non-cannabinoid segment, which has continued to recover from COVID-19 related reductions in US retail foot traffic as a result of lockdowns and stay-at-home mandates throughout 2020.

All-in cost of dry flower in the fourth quarter of 2020 decreased to $0.15 per gram compared to $0.22 per gram in the same period of 2019. The decrease was driven by increased efficiencies and more streamlined operations at the Company’s Colombia cultivation sites.

Gross profit in the fourth quarter of 2020 increased 52% to $2.3 million compared to $1.5 million for the same period in 2019. Gross margin in the fourth quarter of 2020 increased significantly to 67.9% compared to 56.8%. The increase in gross profit was driven by the aforementioned cannabinoid sales and recovery in sales from the non-cannabinoid segment.

Operating expenses in the fourth quarter of 2020 decreased to $9.6 million compared to $18.8 million for the same period in 2019. The decrease was driven by prudent variable cost management, including continued expense reduction measures taken in response to the COVID-19 pandemic.

Net loss in the fourth quarter of 2020 improved to $11.6 million compared to $18.3 million for the same period in 2019.

Adjusted EBITDA in the fourth quarter of 2020 improved to $(6.3) million compared to $(15.9) million for the same period in 2019. The increase was primarily driven by reductions in operating expenses for the quarter, as well as the aforementioned revenue and gross profit improvement.

Cash, cash equivalents and restricted cash increased significantly to $79.5 million at December 31, 2020, compared to $13.2 million at December 31, 2019. The increase primarily reflects the gross proceeds the Company received in connection with the closing of its business combination with Schultze Special Purpose Acquisition Corp. on December 18, 2020.

Full Year 2020 Financial Results

Revenue in 2020 increased 55% to $12.1 million compared to $7.8 million in 2019. The increase was primarily driven by the sales contributions from the non-cannabinoid segment in the United States, as well as a significant year-over-year improvement in cannabinoid sales. This growth in the non-cannabinoid segment was partially offset by sales impacts related to COVID-19 driven declines in US retail foot traffic during the year.

All-in cost of dry flower in 2020 decreased to $0.14 per gram compared to $0.21 per gram in 2019. The decrease was driven by improved efficiencies and more streamlined operational processes at the Company’s Colombia cultivation sites.

Gross profit in 2020 increased significantly to $7.4 million compared to $3.1 million in 2019. Gross margin in 2020 increased significantly to 61.2% compared to 39.6% in 2019. The increase was driven primarily by the previously discussed increase in sales from the non-cannabinoid segment, as well as the decrease in cost of goods in 2020 due to the inclusion in 2019 of additional costs related to the fair value of Herbal Brands inventory following the Herbal Brands acquisition.

Operating expenses in 2020 decreased to $35.9 million compared to $39.6 million in 2019. The decrease was primarily due to prudent cost management, including reductions in administrative and other variable expenses that were implemented in response to the COVID-19 pandemic. This decline was partially offset by a $1.7 million goodwill impairment in the first quarter of 2020 related to the impact of the pandemic on the non-cannabinoid segment.

Net loss in 2020 improved to $36.7 million compared to $46.0 million in 2019.

Adjusted EBITDA in 2020 improved to $(23.3) million compared to $(33.5) million in 2019. The improvement was primarily driven by the aforementioned revenue and gross profit improvements, as well as reductions in operating expenses throughout the year.

2021 Outlook

The Company has not provided guidance for Net income/loss because of the difficulty of making accurate forecasts and projections without unreasonable efforts. The Company remains focused on supporting the growth of its sales pipeline, developing products with strong or broad commercial appeal across various geographies, continuing to expand its international distribution network, and monitoring and responding to favorable changes in regulatory restrictions and the opening of new cannabinoid markets around the world. Nevertheless, the Company operates in a highly unpredictable end markets where regulatory changes, interpretations or delays as well as the lingering effects of COVID-19 can have significant impacts on the magnitude, timing and certainty of realizing revenue. In light of these priorities and important considerations within its current markets, Clever Leaves expects full year 2021 revenue to grow to between $17 million to $20 million, with gross margin of approximately 61%. The Company expects full year 2021 Adjusted EBITDA in the range of $(24) million and $(26) million, inclusive of costs associated with being a public company of approximately $5 million, with capital expenditures of approximately $10 million.

This outlook takes into account the increasingly stringent quality, as well as testing and documentation requirements that have recently been adopted throughout many current and prospective international markets, which mirror or mimic those that govern traditional pharmaceutical products. Changes in quality guidelines can delay or lengthen the ramp time of certain pharmaceutical contracts, as well as the processes necessary for securing key certifications.

The outlook also takes into account the varying states of recovery from pandemic-related impacts within Clever Leaves’ current markets, as well as the Company’s limited visibility on how these conditions may evolve throughout the year. Clever Leaves remains dedicated to preserving the optimal health and productivity of its workforce and will continue to operate with caution within this fluid industry environment. See “Forward-Looking Statements” below for further discussion.

Conference Call

Clever Leaves will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2020.

Clever Leaves management will host the conference call, followed by a question and answer session.

Conference Call Date: March 30, 2021

Time: 5:00 p.m. Eastern time

Toll-free dial-in number: 1-877-407-9208

International dial-in number: 1-201-493-6784

Conference ID: 13717604

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through April 6, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13717604

About Clever Leaves

Clever Leaves is a multi-national cannabis company with an emphasis on ecologically sustainable, large-scale cultivation and pharmaceutical-grade processing as the cornerstones of its global cannabis business. With operations and investments in the United States, Canada, Colombia, Germany and Portugal, Clever Leaves has created an effective distribution network and global footprint, with a foundation built upon capital efficiency and rapid growth. Clever Leaves aims to be one of the industry’s leading global cannabis companies recognized for its principles, people, and performance while fostering a healthier global community. Clever Leaves has received multiple international certifications that have enabled it to increase its export and sales capacity from its Colombian operations, including European Union Good Manufacturing Practices (EU GMP) Certification, a Good Manufacturing Practices (GMP) Certification by Colombia National Food and Drug Surveillance Institute - Invima, and Good Agricultural and Collecting Practices (GACP) Certification. Clever Leaves was granted a license in Portugal from Infarmed – the Portuguese health authority – which allows Clever Leaves to cultivate, import and export dry flower for medicinal and research purposes. In addition, the Portuguese operation was granted certification of compliance with GACP and IMC-GAP.

For more information, please visit https://cleverleaves.com/en/home/ and follow us on LinkedIn.

Non-GAAP Financial Measures

In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA. Adjusted EBITDA does not have a standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, and miscellaneous expenses. Adjusted EBITDA also excludes the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA to be a meaningful indicator of the performance of its business. Adjusted EBITDA should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, see the relevant schedules provided with this press release. We have not reconciled the non-GAAP forward-looking information to their corresponding GAAP measures because the exact amounts for these items are not currently determinable without unreasonable efforts but may be significant.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2021 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals; (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions; (v) geopolitical events, natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as travel restrictions, disruptions to physical shipments such as outright bans on imported products, delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the company's products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigations; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:

Sean Mansouri, CFA or Cody Slach

Gateway Investor Relations

+1949-574-3860

CLVR@gatewayir.com

Clever Leaves Press Contacts:

McKenna Miller

KCSA Strategic Communications

+1347-487-6197

mmiller@kcsa.com

Diana Sigüenza

Strategic Communications Director

+57310-236-8830

Diana.siguenza@cleverleaves.com

Clever Leaves Commercial Inquiries:

Andrew Miller

Vice President Sales - EMEA, North America, and Asia-Pacific

+1416-817-1336

andrew.miller@cleverleaves.com

Condensed Consolidated Balance Sheets

(In thousands of United States dollars)	December 31, 2020	December 31, 2019
Assets
Current
Cash & Cash Equivalents and Restricted Cash	79,460	13,198
Accounts receivable, net	1,676	526
Prepaids, advances and other	3,174	3,284
Other receivables	1,306	1,076
Inventories, net	10,190	5,416
Total Current Assets	95,806	23,500

Investments	1,553	2,077
Property, plant and equipment, net	25,680	24,373
Intangible assets, net	24,279	25,510
Goodwill	18,508	20,190
Other non-current assets	52	66
Total Assets	165,878	95,717

Liabilities
Current
Accounts payable	4,429	3,373
Deferred revenue	870	-
Accrued expenses and other current liabilities	4,865	2,723
Total Current Liabilities	10,164	6,096

Convertible notes	27,142	26,566
Loans and borrowings	6,701	7,162
Deferred revenue	1,167	-
Other long-term liabilities	693	-
Deferred tax liability	5,700	5,700
Total Liabilities	51,567	45,524

Shareholders' equity
Additional paid-in capital	194,105	77,431
Accumulated deficit	(79,794)	(31,933)
Total equity attributable to shareholders	114,311	45,498
Non-controlling interest	-	4,695
Total shareholders' equity	114,311	50,193
Total liabilities and shareholders' equity	165,878	95,717

Statements of Operations

	Year Ended December 31,		Three Months ended December 31,
(In thousands of United States dollars, except for percentage data)	2020	2019	2020	2019
Revenue	12,117	7,834	3,347	2,623
Cost of Sales	(4,704)	(4,732)	(1,075)	(1,132)
Gross Profit	7,413	3,102	2,272	1,491
Gross Profit Margin	61%	40%	68%	57%
Expenses
General and administrative	29,828	34,979	8,702	16,770
Sales and marketing	2,577	3,183	285	1,274
Goodwill impairment	1,682	-	-	-
Depreciation and amortization	1,854	1,480	603	774
Total expenses	35,941	39,642	9,590	18,818
Loss for operations	(28,528)	(36,540)	(7,318)	(17,327)
Other Expenses (Income), net
Interest expense, net	4,455	2,684	1,462	796
Loss on investments / equity investment share of loss	468	852	160	694
Loss on debt extinguishment	2,360	-	2,360	-
Foreign exchange loss	491	1,574	36	(1,340)
Loss on fair value of derivative instrument	657	3,795	600	654
Other (income) expenses, net	(284)	535	(312)	172
Total other expenses, net	8,147	9,441	4,306	976
Net Loss	(36,675)	(45,980)	(11,624)	(18,303)

Adjusted EBITDA Reconciliation (Non-GAAP Measure)

	Year Ended December 31,		Three Months ended December 31,
(In thousands of United States dollars)	2020	2019	2020	2019
Net Loss	(36,675)	(45,980)	(11,624)	(18,303)
Interest Expense, net	4,455	2,684	1,462	796
Depreciation & amortization	1,854	1,480	603	774
Share-based compensation	1,652	1,522	450	652
Goodwill impairment	1,682	-	-	-
Loss on fair value of derivative instrument	657	3,795	600	654
Loss on debt extinguishment	2,360	-	2,360	-
Loss on investments / equity investment share of loss	468	852	160	694
Foreign exchange loss	491	1,574	36	(1,340)
Other (income) expenses, net	(284)	535	(312)	172
Adjusted EBITDA (Non-GAAP Measure)	(23,340)	(33,538)	(6,265)	(15,901)